FOR IMMEDIATE RELEASE

DOMINION COMPLETES ACQUISITION OF
LOUIS DREYFUS NATURAL GAS

RICHMOND, Va., November 1, 2001 - Dominion (NYSE: D) announced today that it has completed the acquisition of Louis Dreyfus Natural Gas Corp.

Thos. E. Capps, chairman, president and chief executive officer, said:

"We're very pleased with the quick pace of this transaction. It reflects the strong strategic fit and economic common sense this acquisition represents for Dominion. We expect to integrate Louis Dreyfus Natural Gas operations quickly into our own exploration and production business and begin putting these assets to work for Dominion's bottom line."

Dominion announced in September that it would acquire Louis Dreyfus Natural Gas for $2.3 billion in cash, stock and assumed debt.

The acquisition increases Dominion's proved reserves by more than 60 percent, to more than 4.6 trillion cubic feet equivalent, and increases its production by more than 40 percent, to more than 450 billion cubic feet annually.

The addition of Louis Dreyfus Natural Gas also expands Dominion's fast growing energy trading business. When added to Dominion's existing 22,000-megawatt electric generation portfolio, the acquisition boosts Dominion's daily energy production capability to more than 3 trillion Btu's. Over the next three years, Dominion, already one of the nation's largest traders of gas and electricity, expects the acquisition to help double its energy trading and sales volumes over 2000 levels. The company expects gas trading volumes to increase from 1.2 trillion to 2.4 trillion cubic feet annually and electricity trading volumes to increase from 136 million megawatt-hours to 265 million megawatt-hours annually.

As part of the acquisition, Consolidated Natural Gas Co. (CNG), a wholly owned subsidiary of Dominion, will guarantee the existing public debt of Louis Dreyfus Natural Gas. Under the transaction's legal structure, the successor to Louis Dreyfus Natural Gas is now a subsidiary of CNG. CNG's senior unsecured debt is rated BBB+ by Standard & Poor's and A3 by Moody's.

Dominion, headquartered in Richmond, Va., is one of the nation's largest producers of energy. Its generation portfolio is expected to grow to more than 28,000 megawatts by 2005. In addition to its natural gas reserves and production, Dominion also owns and operates 7,600 miles of transmission pipeline with a delivery capability of 6.3 billion cubic feet per day. The company also operates the nation's largest underground gas storage system, with more than 950 billion cubic feet of storage capacity. Dominion serves nearly 4 million retail gas and electric customers in fives states. For more information about Dominion, visit the company's web site at www.dom.com.

CONTACTS:

Media: Hunter Applewhite 804-819-2043

Analysts: Suzette Mata 804-819-2154